EXHIBIT 10.37
                          REYNOLDS METALS COMPANY
                  NEW MANAGEMENT INCENTIVE DEFERRAL PLAN



          The Reynolds Metals Company New Management Incentive Deferral Plan shall be amended effective January 1, 1995, so that through December 31, 1996, a new Article X shall be added to read as follows:


                                 ARTICLE X

                            MANDATORY DEFERRALS

          10.01 The provisions of this Article X shall apply in 1995 and 1996 to each Eligible Employee who is a Top Executive (as defined below) at the time Incentive Compensation is paid in that year. To the extent a Top Executive's Estimated Annual Compensation (as defined below) would exceed One Million Dollars ($1,000,000) for the year, payment of such Incentive Compensation shall be automatically deferred in accordance with this
Article X to the extent necessary to bring the Top Executive's Estimated Annual Compensation below One Million Dollars ($1,000,000). If necessary, all of a Top Executive's Incentive Compensation shall be deferred, in which case any applicable payroll taxes shall be deducted and paid from such Top Executive's regular salary checks unless the Top Executive reimburses the Company separately for such payroll taxes.

          10.02 Any mandatory deferral in accordance with this Article X shall be subject to the following terms and conditions:

          (a) The Deferral Termination Date shall be the date on which the Top Executive terminates employment with the Company and any member of the controlled group of corporations.

          (b) Except as otherwise provided in subsections (c) and (d) below, Deferred Compensation shall earn Additional Income as described in Section 4.01, and all Deferred Compensation and Additional Income shall be paid to the Top Executive in a single lump sum payment unless the Top Executive has elected before the beginning of the calendar year to have any amounts deferred in accordance with this Article X paid in annual installments over a period of five (5) or ten (10) years as described in, and in accordance with, Section 4.02.

          (c) To the extent that under the terms of the Performance Incentive Plan the Incentive Compensation would have been paid in the form of the Company's Common Stock but for the mandatory deferral provisions of this Article X, then Deferred Compensation will earn Phantom Stock Additional Income in accordance with the provisions of
     Article IX rather than the Additional Income described in Section
     4.01.

          (d) Before the beginning of the calendar year, an Eligible Employee who anticipates being a Top Executive subject to a mandatory deferral in accordance with this Article X may voluntarily elect to have any amounts subject to a mandatory deferral earn Phantom Stock Additional Income in accordance with the provisions of Article IX rather than the Additional Income described in Section 4.01.

          (e) Before the beginning of the calendar year, an Eligible Employee who anticipates being a Top Executive subject to a mandatory deferral in accordance with this Article X and who anticipates having part or all of the deferral earn Phantom Stock Additional Income may elect in accordance with Article IX that in case of such Top Executive's death before all amounts subject to Phantom Stock Additional Income are paid out, payment of remaining amounts shall be made to the Beneficiary in annual installments over five (5) years.

          10.03 (a) For purposes of this Article X, a Top Executive's "Estimated Annual Compensation" for a given year will be equal to (i) the Top Executive's anticipated salary for the year as approved by the Compensation Committee in January of the year (taking into account any approved increase to become effective during the year), less any amounts the Top Executive has voluntarily elected to defer under the Reynolds Metals Company Salary Deferral Plan for Executives for the year, plus (ii) the Incentive Compensation to be paid to the Top Executive, less any amounts the Top Executive has voluntarily elected to defer under the applicable provisions of this Plan, plus (iii) the amount of any previously deferred Incentive Compensation payable to the Top Executive during the year that will count as compensation in the year for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, plus (iv) the amount of miscellaneous or imputed income (for items such as the imputed value of life insurance and the use of a car or plane) that the Top Executive had for the immediately preceding calendar year.

          (b) "Top Executive" means for any calendar year any individual who may reasonably be expected to be a "covered employee" for the year for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.



          Executed and adopted this 15th day of February, 1995, pursuant to action taken by the Board of Directors of Reynolds Metals Company at its meeting on November 18, 1994.


                              REYNOLDS METALS COMPANY




                              By  Donald T. Cowles
                                Donald T. Cowles
                                Executive Vice President, Human
                                Resources and External Affairs